Exhibit 99.1

Worthington Reports Second Quarter Results

COLUMBUS, Ohio--(BUSINESS WIRE)--December 18, 2008--Worthington Industries, Inc. (NYSE: WOR) today reported results for the three- and six-month periods ended November 30, 2008.

(U.S. dollars in millions, except per share data)

	2Q2009	1Q2009	2Q2008	6M2009	6M2008
Net sales	$745.4	$913.2	$713.7	$1,658.6	$1,472.6
Operating income (loss)	(211.6)	79.7	11.5	(131.9)	31.5
Equity income	11.0	25.0	14.9	36.0	29.9
Net earnings (loss)	(159.5)	68.6	14.7	(90.8)	34.9
Earnings (loss) per share	$(2.02)	$0.86	$0.18	$(1.15)	$0.42

“There is a stark contrast between our first and second quarter results that reflects the dramatic downturn in the economy and an unprecedented drop in steel prices,” said John P. McConnell, Chairman and CEO. “The second quarter was marginally profitable, excluding the negative impact of certain charges. Still, we were able to generate cash from operations and have taken a number of actions to respond to the current climate.”

For the second quarter of fiscal 2009, net sales were $745.4 million, an increase of 4% from $713.7 million last year. The second quarter net loss was $159.5 million or $2.02 per diluted share, compared to net earnings of $14.7 million, or $0.18 per diluted share, for the same period last year.

The net loss for the second quarter included $209.8 million in pre-tax charges as follows:

  An inventory write-down of $98.0 million. A lower-of-cost-or-market adjustment was necessitated by the speed and severity of the recent decline in demand and steel pricing. This left the Steel Processing and Metal Framing segments, and the Mexican steel processing joint venture, with inventory in excess of the reduced demand while market values for that inventory plummeted. The inventory write-down negatively impacted earnings per diluted share by an estimated $0.86.

  A goodwill impairment charge for the Metal Framing segment of $96.9 million. The combined impact of the declining economy, particularly on the construction market, and the decreasing results at Metal Framing caused a reconsideration of key assumptions used in previous valuations to support its goodwill balance. After reviewing these assumptions and reviewing the fair value of the remaining assets, it was determined that the value of the business no longer supported the goodwill balance. The goodwill impairment negatively impacted earnings per diluted share by an estimated $1.07.
  Restructuring charges of $11.9 million for severance, asset impairments and professional fees related to the previously announced Transformation plan initiatives. The restructuring charges negatively impacted earnings per diluted share by an estimated $0.10.
  An increase to bad debt reserves of $2.9 million associated with the deteriorating financial condition of several customers, primarily automotive-related, in the Steel Processing and Automotive Body Panels segments. The increase in the bad debt reserves negatively impacted earnings per share by an estimated $0.02.

For the six-month period, net sales of $1,658.6 million were 13% higher than $1,472.6 million for the same period last year. The net loss was $90.8 million, or $1.15 per diluted share, compared to net earnings of $34.9 million, or $0.42 per diluted share, for the same period last year. Year-to-date results were negatively impacted by $218.5 million in pre-tax charges, including the inventory write-down, goodwill impairment and bad debt reserves discussed above and $20.7 million of restructuring charges.

“We are taking aggressive actions to respond to the global economic downturn which has severely impacted our industry,” stated McConnell. “We anticipated a softening in our markets and some headwinds as we entered the second quarter, but no one predicted the financial collapse that contributed to a massive and swift decline in steel prices and demand. Because of our year-long efforts to transform our company, we were able to quickly take actions which should reduce operating costs and better align our operations with the weakened demand in our Steel Processing and Metal Framing segments. We believe the steps we have announced to close or idle facilities, sell non-core assets, reduce the work force and work schedules and, in general, to cut costs throughout the company are required in this extraordinary period.” McConnell added, “We are focused on our plans to drive improvements and efficiencies in operations, sales and sourcing, and we have been able to accelerate many of these initiatives. This effort should enable us to better deal with a continuation of the current economic environment, while at the same time position us to take advantage of any improvement in economic conditions.”

Quarterly Segment Results

In the Steel Processing segment, quarterly net sales rose 2%, or $7.4 million, to $351.6 million from $344.2 million in the comparable quarter of fiscal 2008. The increase in net sales was due to higher average pricing than in the prior year (up 29%) and a product mix more heavily weighted to direct rather than tolling business (up 7%). This was almost entirely offset by an unprecedented reduction in volumes (down 35%). A portion of the mix change and volume decline was due to the October 1, 2008, contribution of the toll processing business of this segment’s Taylor, Michigan, steel processing facility to the Worthington Specialty Processing joint venture (see press release of September 23, 2008). Even so, volumes were weak in all customer categories, particularly automotive and construction, the two largest customer groups served by this segment. While average selling prices were higher, selling prices fell throughout the quarter. However, inventory values remained high as inventory was purchased earlier at market prices that were significantly greater. This caused the average spread between selling prices and material costs to narrow considerably. Reduced volume and spread, coupled with a write-down of $56.9 million in the value of remaining inventory and an increase in bad debt reserves, led to a significant operating loss for this segment. As previously announced, in response to the decline in demand, one facility is being closed, and headcount is being reduced by nearly 300.

In the Metal Framing segment, net sales decreased 1%, or $2.0 million, to $180.4 million from $182.4 million in the comparable quarter of fiscal 2008. Average pricing rose 35% from last year but was offset by much lower volumes (down 27%). The company was forced to sell higher priced inventory into a market where both prices and volumes declined rapidly from the prior quarter. The reduction in volumes, a below-breakeven spread between selling prices and material costs, the write-down of $37.9 million in the value of remaining inventory and the $96.9 million goodwill impairment led to a significant operating loss for this segment. As previously announced, in response to the decline in demand, four facilities are being closed or idled, and headcount is being reduced by nearly 300.

In the Pressure Cylinders segment, net sales increased 7%, or $9.2 million, to $142.4 million from $133.2 million in the comparable quarter of fiscal 2008. Sales were a second quarter record even though weaker foreign currencies, relative to the U.S. dollar, negatively impacted reported U.S. dollar sales of the non-U.S. operations by $4.0 million compared to last year. New business and a reduction in overhead costs helped to offset the impact of a decline in air brake tank sales. Operating income remained at near record levels as a result.

Worthington’s joint ventures added significantly to second quarter results as equity income from unconsolidated affiliates totaled $11.0 million, compared to $14.9 million in the year ago quarter. Equity income declined primarily as a result of a write-down in the value of steel inventories associated with the Serviacero Worthington steel processing joint venture in Mexico. Worthington’s share of this write-down was $3.2 million. Worthington Armstrong Venture (WAVE) continued to contribute the vast majority of the equity earnings. Its earnings were solid, declining just 8% from last year’s second quarter record.

Other

Dividend Declared

On December 3, 2008, the board of directors declared a quarterly cash dividend of $0.17 per share payable December 29, 2008, to shareholders of record on December 15, 2008.

Conference Call

Worthington will review second quarter results during its quarterly conference call today, December 18, 2008, at 1:30 p.m. Eastern Time. Details regarding the conference call can be found on the company web site at www.WorthingtonIndustries.com

Announcements

On October 23, 2008, Worthington announced the closures of two facilities, one Steel Processing (Louisville) and one Metal Framing (Renton), and headcount reductions of 282. The Louisville facility is scheduled to close by May 31, 2009, and the Renton facility by December 31, 2008. Annual savings from these actions are estimated at $13 million, with restructuring charges of $6 million due to severance costs and asset write-downs.

On October 31, 2008, Worthington announced the sale of its 49% interest in Canessa Worthington Slovakia, a Slovakian steel processing facility, to its partner in the joint venture.

On December 3, 2008, Worthington announced an inventory write-down of approximately $100 million for its second quarter that ended on November 30, 2008.

On December 5, 2008, Worthington announced further headcount reductions of 300 employees and the closure or idling of three Metal Framing facilities: Lunenberg, Mass.; Miami, Fla.; and Phoenix, Ariz. The Lunenberg and Miami facilities are scheduled to close by February 28, 2009, and the Phoenix facility by January 31, 2009. Annual savings from these actions are estimated at $17 million, with restructuring charges of $5 million due to severance costs and asset write-downs.

Corporate Profile

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs approximately 7,500 people and operates 68 facilities in 10 countries.

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer and one of the strongest employee/employer partnerships in American industry serve as the company’s foundation.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the company relating to business plans or to future or expected performance, sales, operating results and earnings per share; projected capacity and working capital needs; demand trends; pricing trends for raw materials and finished goods; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in operations, sales and sourcing and the results thereof; projected timing, results, costs, charges and expenditures related to headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to take advantage of future opportunities, new products and markets; expectations for company and customer inventories, jobs and orders; expectations for the economy and markets; expected benefits from turnaround plans, cost reduction efforts and other new initiatives; expectations for improving margins and increasing shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, product demand and pricing; changes in product mix, product substitution and market acceptance of the company’s products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and related industries; failure to maintain appropriate levels of inventories; the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the company does business; the ability to realize targeted expense reductions from head count reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvement and efficiencies on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies therefrom; capacity levels and efficiencies within facilities and within the industry as a whole; the effect of disruption in business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, and foreign currency exposure; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers compensation, product recalls or liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in the company’s filings with the United States Securities and Exchange Commission.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2008	2007	2008	2007
Net sales	$745,350	$713,664	$1,658,572	$1,472,619
Cost of goods sold	799,769	643,654	1,561,089	1,323,824
Gross margin	(54,419)	70,010	97,483	148,795
Selling, general and administrative expense	48,340	53,928	111,742	108,272
Goodwill impairment	96,943	-	96,943	-
Restructuring charges	11,936	4,601	20,688	9,038
Operating income (loss)	(211,638)	11,481	(131,890)	31,485
Other income (expense):
Miscellaneous expense	(1,260)	(2,431)	(1,752)	(3,339)
Interest expense	(6,550)	(5,370)	(12,119)	(10,008)
Equity in net income of unconsolidated affiliates	11,033	14,927	36,043	29,912
Earnings (loss) before income taxes	(208,415)	18,607	(109,718)	48,050
Income tax expense (benefit)	(48,958)	3,867	(18,885)	13,142
Net earnings (loss)	$(159,457)	$14,740	$(90,833)	$34,908

Average common shares outstanding - basic	78,802	81,366	78,910	82,722
Earnings (loss) per share - basic	$(2.02)	$0.18	$(1.15)	$0.42

Average common shares outstanding - diluted	78,854	82,358	79,142	83,717
Earnings (loss) per share - diluted	$(2.02)	$0.18	$(1.15)	$0.42

Common shares outstanding at end of period	78,809	81,567	78,809	81,567

Cash dividends declared per share	$0.17	$0.17	$0.34	$0.34

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 30,	May 31,
	2008	2008
Assets
Current assets:
Cash and cash equivalents	$26,443	$73,772
Receivables, less allowances of $8,882 and $4,849 at
November 30, 2008 and May 31, 2008	312,019	384,354
Inventories:
Raw materials	243,875	350,256
Work in process	74,335	123,106
Finished products	141,646	119,599
Total inventories	459,856	592,961
Assets held for sale	1,841	1,132
Deferred income taxes	53,086	17,966
Prepaid expenses and other current assets	35,866	34,785
Total current assets	889,111	1,104,970

Investments in unconsolidated affiliates	137,518	119,808
Goodwill	97,808	183,523
Other assets	40,804	29,786
Property, plant & equipment, net	529,724	549,944
Total assets	$1,694,965	$1,988,031

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$266,228	$356,129
Notes payable	125,979	135,450
Accrued compensation, contributions to employee benefit plans and related taxes	40,621	59,619
Dividends payable	13,408	13,487
Other accrued items	80,962	68,545
Income taxes payable	21,398	31,665
Total current liabilities	548,596	664,895

Other liabilities	52,759	49,785
Long-term debt	245,400	245,000
Deferred income taxes	79,513	100,811
Total liabilities	926,268	1,060,491

Minority interest	37,893	42,163
Shareholders' equity	730,804	885,377
Total liabilities and shareholders' equity	$1,694,965	$1,988,031

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2008	2007	2008	2007
Operating activities
Net earnings (loss)	$(159,457)	$14,740	$(90,833)	$34,908
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	16,011	15,736	32,379	31,222
Goodwill impairment	96,943	-	96,943	-
Restructuring charges, non-cash	2,900	2,730	2,900	2,730
Provision for deferred income taxes	(50,915)	4,729	(50,171)	6,476
Equity in net income of unconsolidated affiliates, net of distributions	2,967	(227)	(7,543)	(512)
Minority interest in net income of consolidated subsidiaries	908	1,989	1,562	3,987
Net loss on sale of assets	152	550	10	2,942
Stock-based compensation	1,319	828	2,603	1,762
Excess tax benefits - stock-based compensation	-	(1,688)	(355)	(2,248)
Changes in assets and liabilities:
Accounts receivable	64,170	12,201	79,446	25,564
Inventories	209,936	(2,066)	140,286	637
Prepaid expenses and other current assets	(3,724)	(1,846)	(5,691)	(128)
Other assets	2,485	(559)	655	(352)
Accounts payable and accrued expenses	(124,193)	(26,069)	(118,388)	(9,745)
Other liabilities	(2,850)	868	(4,808)	(494)
Net cash provided by operating activities	56,652	21,916	78,995	96,749

Investing activities
Investment in property, plant and equipment, net	(15,455)	(10,116)	(30,239)	(26,621)
Acquisitions, net of cash acquired	-	(2,241)	(40,225)	(2,241)
Investment in unconsolidated affiliates	(2,850)	(47,043)	(3,138)	(47,043)
Proceeds from sale of assets	1,858	246	5,308	292
Sales of short-term investments	-	-	-	25,562
Net cash used by investing activities	(16,447)	(59,154)	(68,294)	(50,051)

Financing activities
Net proceeds from short-term borrowings	(73,589)	6,200	(17,386)	61,550
Principal payments on long-term debt	-	-	(248)	-
Proceeds from issuance of common shares	(19)	8,314	1,743	13,048
Excess tax benefits - stock-based compensation	-	1,688	355	2,248
Payments to minority interest	(1,536)	(4,320)	(3,216)	(6,720)
Repurchase of common shares	-	-	(12,402)	(87,310)
Dividends paid	(13,393)	(13,776)	(26,876)	(28,237)
Net cash used by financing activities	(88,537)	(1,894)	(58,030)	(45,421)

Increase (decrease) in cash and cash equivalents	(48,332)	(39,132)	(47,329)	1,277
Cash and cash equivalents at beginning of period	74,775	78,686	73,772	38,277
Cash and cash equivalents at end of period	$26,443	$39,554	$26,443	$39,554

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2008	2007	2008	2007
Volume:
Steel Processing (tons)	545	840	1,297	1,650
Metal Framing (tons)	119	163	271	338
Pressure Cylinders (units)	10,373	10,677	22,520	22,215

Net sales:
Steel Processing	$351,565	$344,230	$811,479	$700,084
Metal Framing	180,353	182,415	413,285	380,486
Pressure Cylinders	142,400	133,214	290,799	269,812
Other	71,032	53,805	143,009	122,237
Total net sales	$745,350	$713,664	$1,658,572	$1,472,619

Material cost:
Steel Processing	$349,800	$262,117	$680,726	$532,338
Metal Framing	185,084	138,218	337,879	283,719
Pressure Cylinders	67,839	60,780	137,800	125,059

Operating income (loss):
Steel Processing	$(71,851)	$10,267	$(27,454)	$20,246
Metal Framing	(153,981)	(16,045)	(133,022)	(24,048)
Pressure Cylinders	20,168	17,431	38,822	35,396
Other	(5,974)	(172)	(10,236)	(109)
Total operating income (loss)	$(211,638)	$11,481	$(131,890)	$31,485

The following provides detail of the restructuring charges included in the operating income (loss) by segment presented above.

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2008	2007	2008	2007

Pre-tax restructuring charges by segment:
Steel Processing	$461	$(106)	$473	$1,096
Metal Framing	4,370	3,557	5,650	4,439
Pressure Cylinders	-	-	7	-
Other	7,105	1,150	14,558	3,503
Total restructuring charges	$11,936	$4,601	$20,688	$9,038

CONTACT:
Worthington Industries, Inc.
Media
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications
cmlyttle@WorthingtonIndustries.com
or
Investor
Allison M. Sanders, 614-840-3133
Director, Investor Relations
asanders@WorthingtonIndustries.com